DELTIC Timber Corporation	Exhibit 99.1 NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730 NYSE: DEL

FOR RELEASE	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
April 23, 2007		Investor Relations	Public Relations
		(870) 881-6432	(870) 881-6407

Deltic Announces First Quarter 2007 Results

EL DORADO, AR — President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for the first quarter of 2007 increased 65 percent to $6.6 million, $.53 a share, compared to $4 million, $.32 a share, a year ago. Operating income totaled $11.7 million for the first three months of 2007, up $4.4 million from the first quarter of 2006, due primarily to the sale of 680 acres of undeveloped real estate at a pretax margin of $7.5 million combined with a 174 percent increase in pine pulpwood sales revenue. Net cash provided by operating activities was $11.7 million for the first quarter of 2007, which compares to $9 million a year ago.

In commenting on the results, Mr. Dillon said, “The resolution of the condemnation of 680 acres of our proposed Ridges at Nowlin Creek residential real estate development by the sale of the land to Central Arkansas Water for $8.2 million was the culmination of extensive efforts by both parties, and I am pleased that this issue has been resolved. The reduced level of annual housing starts in the U.S. continues to cause difficult market conditions for our lumber manufacturing operations, in addition to reduced residential lot sales in our real estate developments, but we are pleased to report that we are currently seeing some increase in activity in our Chenal Valley development. Interest in our commercial property remains high, and we are working with several potential buyers regarding sites for various uses. We again accelerated the timing of our planned annual pine sawtimber harvest volume in order to maximize average sales realizations for this timber, but we remain committed to not harvest more than estimated annual growth.”

Operating income for Deltic’s Woodlands segment was $10 million in the first quarter of 2007, an increase of $1.5 million when compared to $8.5 million for the same period a year ago. Pine sawtimber harvest levels increased 22,910 tons to 236,825 tons in the first quarter of 2007 when compared to the first quarter of 2006. Deltic’s average pine sawtimber price was $42 per ton, an 11 percent decrease from $47 for 2006’s first quarter. The harvest of pine pulpwood increased 62,549 tons when compared to the first quarter a year ago, to 150,114 tons in the current-year first quarter, while the average sales price received was $14 per ton, a 56 percent increase from $9 for the first quarter of 2006. The increases were due to higher demand for pulpwood by area papermills to be chipped for raw material as a result of decreased residual chip production by area sawmills as they reduced lumber production in reaction to depressed lumber market conditions.

The Company’s Mills segment reported an operating loss of $2 million in 2007’s first quarter, a decrease of $3.6 million when compared to the corresponding quarter of 2006. Average finished lumber sales price decreased $72, or 20 percent, to $292 per thousand board feet. Lumber sales volume decreased from 71.7 million board feet in the first quarter a year ago to 61.6 million in the current quarter due primarily to a 16 percent decrease in lumber production resulting mainly from a reduction in operating hours due to market conditions.

The Real Estate segment earned $7.4 million in the first quarter of 2007, which compares to $.7 million for the same quarter of 2006. Results for the 2007 period included a sale of 680 acres of undeveloped real estate at $12,000 per acre to Central Arkansas Water, while no undeveloped acreage sales occurred in the first quarter of 2006. Residential lot sales totaled 14 lots, a decrease of 13 lots when compared to the first quarter of 2006, and the average lot price of $100,200 decreased $4,900 per lot, or five percent, due primarily to sales mix.

Corporate operating expense was $3.4 million for 2007’s first quarter, which compares to $3.5 million for the corresponding period of 2006. Deltic’s equity in Del-Tin Fiber was income of $.2 million for the current-year quarter compared to $.3 million for the first quarter of 2006. Income tax expense increased $1.8 million to $4.4 million, due primarily to the increased pretax income.

Capital expenditures were $6.6 million for the first quarter of 2007, while expenditures for the same period of 2006 totaled $4.1 million.

In regard to the outlook for the second quarter and year of 2007, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 80,000 to 85,000 tons and 550,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 60 to 70 million board feet for the second quarter and 250 to 275 million feet for the year, depending on market conditions. Residential lot sales are projected at 10 to 15 lots and 85 to 100 lots for the second quarter and year of 2007, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 24, 2007 at 10:00 a.m. Central Time to discuss first quarter 2007 earnings. Interested parties may participate in the call by dialing 1-866-356-4279 and referencing participant passcode identification number 61234082. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Monday, May 7, by dialing 1-888-286-8010 and referencing replay passcode identification number 32596637.

Summary financial data and operating statistics for the first quarter of 2007 with comparisons to 2006 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2007		Three Months Ended March 31, 2006
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$14.2	10.0	12.3	8.5
Mills	22.3	(2.0)	30.9	1.6
Real Estate	11.6	7.4	4.8	0.7
Corporate	—	(3.4)	—	(3.5)
Eliminations	(7.7)	(0.3)	(6.8)	—

Total net sales/operating income	$40.4	11.7	41.2	7.3

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Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Net sales	$40,377	41,246

Costs and expenses
Cost of sales	20,928	26,428
Depreciation, amortization, and cost of fee timber harvested	4,059	3,738
General and administrative expenses	3,707	3,819

Total costs and expenses	28,694	33,985

Operating income	11,683	7,261

Equity in Del-Tin Fiber	248	363
Interest income	153	34
Interest and other debt expense	(1,340)	(1,392)
Interest capitalized	140	246
Other income/(expense)	127	52

Income/(loss) before income taxes	11,011	6,564

Income taxes	(4,362)	(2,596)

Net income/(loss)	$6,649	3,968

Earnings per common share
Basic	$0.53	0.32
Assuming dilution	$0.53	0.32

Dividends per common share	$0.075	0.075

Average common shares outstanding (thousands)	12,464	12,367

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Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited)
	Mar. 31, 2007	Dec. 31, 2006
Working capital	$15,103	12,710
Total assets	331,365	324,266
Long-term debt	70,000	70,000
Stockholders’ equity	215,096	207,481

OTHER DATA (Unaudited)
	Three Months Ended March 31,
	2007	2006
Capital expenditures – thousands of dollars
Woodlands	$2,787	791
Mills	878	2,223
Real Estate	2,950	1,111
Corporate	14	15

Total	$6,629	4,140

Net cash provided by operating activities – thousands of dollars	$11,670	9,007

Woodlands
Pine sawtimber harvested from fee lands – tons	236,825	213,915
Pine sawtimber price – per ton	$42	47

Mills
Finished lumber sales – thousands of board feet	61,551	71,733
Finished lumber price – per thousand board feet	$292	364

Real Estate
Residential
Lots sold	14	27
Average sales price – per lot	$100,200	105,100

Commercial
Acres sold	—	—
Average sales price – per acre	$—	—